EXHIBIT 10.27

                                November 3, 2003


Mr. Robert H. Bucher
123 Davenport Road
Toronto, Ontario Canada M5R 1H8

Dear Rob,

On behalf of Adept Technology, Inc., I am pleased to confirm our offer to you for the position of Chief Executive Officer, reporting to the Board of Directors. In addition, upon acceptance of this offer, I am pleased to confirm your nomination to join the Board of Directors of Adept as Chairman of the Board. Your biweekly salary as CEO will be $11,538.47, which when annualized is $300,000.00.

The Board of Directors has approved a stock option grant of 600,000 shares pursuant to our 2001 Non-Qualified Stock Option Plan. The exercise price of your stock options will be set at the closing price of Adept Technology on the day your stock option grant is approved. The stock will vest over a period of 48 months from the date of hire linearly at 1/48th of the total number of shares per month. In addition to the above grant, you will be granted an additional stock option grant of 50,000 shares (again pursuant to the 2001 Non-Qualified Stock Option Plan) upon the achievement of certain specific goals to be mutually determined by you and the Compensation Committee of the Board. These options will also vest over 48 months, and will have a strike price equivalent to the closing market price of Adept on the date of grant.

In addition, you will be eligible to earn annual variable incentive compensation in an amount up to 100% of your base salary subject to meeting or exceeding certain mutually agreed upon corporate and individual performance goals. Such goals shall be established by mutual agreement between you and the compensation committee of the Board of Directors as approved by the Board of Directors within 45 days from your date of hire. This incentive compensation will be earned subject to meeting the aforementioned goals, but shall only be payable once the Company has achieved cumulative positive cash flow of 10x the incentive payment payable. In other words, if you meet or exceed all performance metrics, and therefore become eligible to receive an incentive payment of the full $300,000, such amount will be paid once the cumulative positive cash flow of the Company (measured beginning with the first day of the quarter in which your hire date falls) has reached $3.0 million. Note that since the base salary and incentive compensation potential are annual numbers, there will be a straight line pro-ration of these amounts for the remainder of the Fiscal 2004 year.

Should in the future there occur a change in control of Adept (as defined in the 2001 Stock Option Plan) in which the surviving entity does not offer you continued employment in a substantially identical capacity and for substantially similar compensation to your then existing compensation, you will be granted the following on a one time basis: A lump sum payment of six months of base salary, and the acceleration of vesting of 1/4 of the above aggregate grant (ie one year's worth of accelerated vesting).

Additionally, you will be given interim travel and relocation assistance as follows: During the first six months of your employment, you will be reimbursed for up to $4,000 per month for travel back and forth to Toronto upon submission of expense reports and supporting documentation. In addition, upon relocating your permanent residence to an address in the Diablo or Tri-Valley area of the San Francisco Bay Area, you will receive a lump sum payment of the difference between your accumulated expense reimbursement submissions and $50,000. Please note that some or all of this payment may taxable to you, and you should retain any receipts for relocation expenses you incur for tax purposes.

Attached is a summary of employee benefits. As a senior executive you will be eligible to receive a vacation accrual at the rate of four weeks per year. Also included is a copy of the Adept Proprietary Agreement. This offer is contingent on you signing that agreement.

You will initially be formally employed by Adept Canada. Adept will provide you the necessary legal and administrative assistance to acquire whatever documentation is required to secure your right to work in the United States. Upon your move to the United States and receipt of such documentation, your employment will be formally transferred to Adept Technology (US).

Adept Technology and its employees agree that employment with Adept can be terminated at will by either party at any time, with or without notice, and for any reason, with or without cause. The provision for at-will employment may not be modified by anyone on behalf of Adept Technology except the full Board of Directors.

This offer letter sets forth all of the material terms and conditions of your employment with Adept Technology and supersedes all prior agreements, offer letters, understandings or representations between you and Adept.

Rob, we are pleased that you have agreed to accept this offer and that you have made the decision to join our team, with a start date of November 4, 2003. Please indicate your acceptance of this offer by signing the bottom portion of both letters. One copy is for you to keep and the other is for our records.

Sincerely,


/s/ Ronald E.F. Codd
Ronald E. F. Codd
Director


ACCEPTED:    /s/ Robert H. Bucher
             Robert H. Bucher               Date     11/04/2003